                                                                       EXHIBIT 1

================================================================================

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                             SIEBEL SYSTEMS, INC.,
                            a Delaware corporation;


                            INTW ACQUISITION CORP.,
                            a Delaware corporation;


                          INTERACTIVE WORKPLACE, INC.,
                            a Delaware corporation;


                                      and


              CERTAIN STOCKHOLDERS OF INTERACTIVE WORKPLACE, INC.



                        _______________________________

                        Dated as of September 13, 1997
                        _______________________________


================================================================================

                               TABLE OF CONTENTS

SECTION 1.   DESCRIPTION OF TRANSACTION...................................  1
        1.1  Merger of Merger Sub into the Company........................  1
        1.2  Effect of the Merger.........................................  1
        1.3  Closing; Effective Time......................................  1
        1.4  Certificate of Incorporation and Bylaws; Directors and
             Officers.....................................................  2
        1.5  Conversion of Shares.........................................  2
        1.6  Employee Stock Options.......................................  3
        1.7  Closing of the Company's Transfer Books......................  4
        1.8  Exchange of Certificates.....................................  4
        1.9  Cancellation of Treasury Stock...............................  5
       1.10  Tax Consequences.............................................  5
       1.11  Further Action...............................................  5
SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
             STOCKHOLDERS.................................................  6
        2.1  Due Organization; No Subsidiaries; Etc.......................  6
        2.2  Certificate of Incorporation and Bylaws; Records.............  6
        2.3  Capitalization, Etc..........................................  6
        2.4  Financial Statements.........................................  7
        2.5  Absence of Changes...........................................  8
        2.6  Title to Assets..............................................  9
        2.7  Bank Accounts; Receivables...................................  9
        2.8  Equipment; Leasehold.........................................  10
        2.9  Proprietary Assets...........................................  10
       2.10  Contracts....................................................  11
       2.11  Liabilities..................................................  13
       2.12  Compliance with Legal Requirements...........................  13
       2.13  Governmental Authorizations..................................  13
       2.14  Tax Matters..................................................  14
       2.15  Employee and Labor Matters; Benefit Plans....................  15
       2.16  Environmental Matters........................................  17
       2.17  Insurance....................................................  17
       2.18  Related Party Transactions...................................  17
       2.19  Legal Proceedings; Orders....................................  18
       2.20  Authority; Binding Nature of Agreement.......................  18
       2.21  Non-Contravention; Consents..................................  18
SECTION 3.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......  19
        3.1  SEC Filings; Financial Statements............................  19
        3.2  Authority; Binding Nature of Agreement.......................  19
        3.3  Valid Issuance...............................................  20
        3.4  Due Organization.............................................  20
        3.5  Non-Contravention; Consents..................................  20
        3.6  Legal Proceedings; Orders....................................  20
        3.7  Absence of Changes...........................................  21
SECTION 4.   CERTAIN COVENANTS OF THE COMPANY AND THE STOCKHOLDERS........  21

                               TABLE OF CONTENTS
                                  (CONTINUED)

        4.1  Access and Investigation.....................................  21
        4.2  Operation of the Company's Business..........................  21
        4.3  Notification; Updates to Disclosure Schedule.................  23
        4.4  No Negotiation...............................................  23
SECTION 5.   ADDITIONAL COVENANTS OF THE PARTIES..........................  24
        5.1  Filings and Consents.........................................  24
        5.2  Public Announcements.........................................  24
        5.3  Reasonable Best Efforts......................................  24
        5.4  Proprietary Information Agreements...........................  24
        5.5  FIRPTA Matters...............................................  24
        5.6  Stockholder Representation Letter............................  24
        5.7  Registration Rights Agreement................................  25
        5.8  Stock Vesting Agreements.....................................  25
        5.9  Notification.................................................  25
       5.10  Registration Statement.......................................  25
       5.11  Employee Matters.............................................  25
       5.12  Indemnification..............................................  26
SECTION 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
             SUb..........................................................  26
        6.1  Accuracy of Representations..................................  26
        6.2  Performance of Covenants.....................................  26
        6.3  Consents.....................................................  26
        6.4  Agreements and Documents.....................................  26
        6.5  FIRPTA Compliance............................................  27
        6.6  No Restraints................................................  27
        6.7  No Legal Proceedings.........................................  27
        6.8  Certain Employees............................................  27
SECTION 7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY...........  27
        7.1  Accuracy of Representations..................................  27
        7.2  Performance of Covenants.....................................  27
        7.3  Agreements and Documents.....................................  27
        7.4  Listing.                                                       28
        7.5  No Restraints................................................  28
        7.6  Registration Statement.......................................  28
        7.7  No Legal Proceedings.........................................  28
SECTION 8.   TERMINATION..................................................  28
        8.1  Termination Events...........................................  28
        8.2  Termination Procedures.......................................  28
        8.3  Effect of Termination........................................  29
SECTION 9.   INDEMNIFICATION, ETC.........................................  29
        9.1  Survival of Representations, Etc.............................  29
        9.2  Indemnification by Stockholders..............................  29
        9.3  Interest.....................................................  30
        9.4  Defense of Third Party Claims................................  30

                               TABLE OF CONTENTS
                                  (CONTINUED)

        9.5  Exercise of Remedies by Indemnitees Other Than Parent........  31
        9.6  Limitations..................................................  31
SECTION 10.  MISCELLANEOUS PROVISIONS.....................................  31
       10.1  Agent........................................................  31
       10.2  Further Assurances...........................................  32
       10.3  Fees and Expenses............................................  32
       10.4  Attorneys' Fees..............................................  32
       10.5  Notices......................................................  32
       10.6  Confidentiality..............................................  33
       10.7  Time of the Essence..........................................  33
       10.8  Headings.....................................................  33
       10.9  Counterparts.................................................  33
      10.10  Governing Law................................................  33
      10.11  Successors and Assigns.......................................  33
      10.12  Remedies Cumulative; Specific Performance....................  34
      10.13  Waiver.......................................................  34
      10.14  Amendments...................................................  34
      10.15  Severability.................................................  34
      10.16  Parties in Interest..........................................  34
      10.17  Entire Agreement.............................................  34
      10.18  Construction.................................................  35

                                LIST OF EXHIBITS


Exhibit A     Stockholders

Exhibit B     Certain Definitions

Exhibit C     Certificate of Incorporation of the Surviving Corporation

Exhibit D     Directors and Officers of the Surviving Corporation

Exhibit E     Form of Executive Proprietary Information Agreement

Exhibit F     Form of Proprietary Information Agreement

Exhibit G     Form of Stockholder Representation Letter

Exhibit H     Form of Registration Rights Agreement

Exhibit I     Form of Stock Vesting Agreement

Exhibit J     Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit K     Form of Opinion of Cooley Godward LLP

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of September 13, 1997, by and among: SIEBEL SYSTEMS, INC., a Delaware corporation ("Parent"); INTW ACQUISITION CORP., a Delaware corporation ("Merger Sub"); INTERACTIVE WORKPLACE, INC., a Delaware corporation (the "Company"); and each of the stockholders of the Company listed on Exhibit A (each a "Stockholder" and, collectively, the "Stockholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. The Stockholders own a total of 2,900,000 shares of the Common Stock ($.001 par value) of the Company ("Company Common Stock"); and 1,500,000 shares of the Series A Preferred Stock ($.001 par value) of the Company ("Series A Preferred Stock").

                                   AGREEMENT

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

       1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

       1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

       1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3000 Sand Hill Road, Building 3, Suite 230, Menlo Park, California 94025 at 10:00 a.m. on October 1, 1997, or at such other place, time and date as agreed to by Parent and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of

Section 251 of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

     1.5  CONVERSION OF SHARES.

          (a) Subject to Sections 1.8(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

              (i) each share of Company Common Stock and Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) the "Applicable Fraction" (as defined in Section 1.5(b)(i)) of a share of the common stock (par value $.001 per share) of Parent ("Parent Common Stock"); and (B) the "Additional Applicable Fraction" (as defined in Section 1.5(b) (iv)) of a share of Parent Common Stock or, at the election of the holder thereof, subject to the second proviso of Section 1.5(c), an amount in cash equal to the product obtained by multiplying the Parent Stock Price by the Additional Applicable Fraction in lieu of the Additional Applicable Fraction of a share of Parent Common Stock; and

               (ii) each share of the common stock ($.001 par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock ($.001 par value) of the Surviving Corporation.

          (b)  For purposes of this Agreement:

               (i) The "Applicable Fraction" shall be the quotient (calculated to six decimal places) obtained by dividing: (A) $14,000,000 by (B) an amount determined by multiplying (1) the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(b)(ii)) by (2) the Parent Stock Price (as defined in Section 1.5(b)(iii)).

               (ii) The "Adjusted Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock issuable upon conversion of the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, and (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

                (iii) The " Parent Stock Price" shall be $37.00 per share.

                (iv) The "Additional Applicable Fraction" shall be the quotient (calculated to six decimal places) obtained by dividing (A) $3,000,000 by (B) the amount determined by multiplying (1) the sum of (X) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (Y) the aggregate number of shares of Company Common Stock issuable upon conversion of the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time by (2) the Parent Stock Price.

          (c) The Additional Applicable Fraction (or cash in lieu thereof) shall be payable upon the earlier of: (i) five (5) days after Parent makes generally available to its customers a production release of any product based upon or incorporating a substantial portion of the functionality of the Company's ActiveBriefing product; or (ii) October 1, 2000; provided, however, that no such payment shall be made to any stockholder until such stockholder has delivered all Company Stock Certificates for exchange as provided in Section 1.8 below; provided further, however, that if at or prior to the Closing, holders of Company Stock Certificates elect pursuant to Section 1.5(a)(i)(B) to receive cash in lieu of the Additional Applicable Fraction of a share of Parent Common Stock in an aggregate amount (collectively, the "Cash Consideration"), which is in excess of twenty percent (20%) of the market value as of the Closing Date of the total consideration paid in the Merger pursuant to this Section 1.5 (the "Total Consideration Value"), then such elections, to the extent of the aggregate amount of such excess pro rata across such holders of Company Stock Certificates, shall be without effect and such holders shall be paid Additional Applicable Fractions of Parent Common Stock as if such elections had not been made, to the extent necessary to keep the Cash Consideration equal to or less than twenty percent (20%) of the Total Consideration Value.

          (d) The amount of the Additional Applicable Fraction which is treated as interest under Section 483 of the Code shall be treated first as paid out of the cash portion of the Additional Applicable Fraction and thereafter out of the Additional Applicable Fraction paid in Parent Common Stock.

     1.6 EMPLOYEE STOCK OPTIONS. At the Effective Time, each stock option that is then outstanding under the Company's 1996 Stock Option Plan, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1996 Stock Option Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions (including methods of exercise) of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. In the case of any options which are "incentive stock options" (as defined in Section 422 of the Code), the exercise price, number of shares purchasable thereunder and the terms and conditions of exercise shall comply with Section 424(a) of the Code. The Company and Parent shall take all action that may be necessary (under the Company's 1996 Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within sixty (60) days after the Closing Date, a registration statement on Form S-8 registering the shares of Parent Common Stock issuable upon exercise of the Company Options assumed by Parent pursuant to this Section 1.6 unless such shares of Parent Common Stock are already registered.

     1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  EXCHANGE OF CERTIFICATES.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock.
Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this
Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Stock Price.

          (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 CANCELLATION OF TREASURY STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, all shares of Company Common Stock and Series A Preferred Stock that are owned by the Company as treasury stock shall be canceled and retired and cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

     1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

          The Company and each of the Stockholders, severally and not jointly, represent and warrant, to each of Parent and Merger Sub that, except as set forth on the Disclosure Schedule attached hereto:

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "InterActive WorkPlace, Inc." and "Sales Productivity International, Inc."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has made available to Parent accurate and complete copies of: (1) the Company's Certificate of Incorporation and Bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There has not been any violation of any of the provisions of the Company's Certificate of Incorporation or Bylaws. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of: (i) 6,000,000 shares of Common Stock ($.001 par value), of which 2,993,250 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 1,500,000 shares of Preferred Stock ($.001 par value), all of which have been designated "Series A Preferred Stock," all of which have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

          (b) The Company has reserved 1,350,000 shares of Company Common Stock for issuance under its 1996 Stock Option Plan, and has granted options to purchase 642,000 shares of Company Common Stock, pursuant to the option agreements listed in Part 2.3 of the Disclosure Schedule (true and correct copies of which have been made available to Parent). Options to purchase 548,750 shares of Company Common Stock are outstanding as of the date of this Agreement and options to purchase 93,250 shares of Company Common Stock have been exercised as of the date of this Agreement. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock and Series A Preferred Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Material Contracts.

          (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Material Contracts.

     2.4  FINANCIAL STATEMENTS.

          (a) The Company has made available to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

              (i) The audited balance sheet of the Company as of September 30, 1996, and the related audited statements of operations, changes in stockholders' equity and cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and opinion of Schwartz & Katz, P.C. relating thereto; and

              (ii) the unaudited balance sheet of the Company (the "Unaudited Interim Balance Sheet") as of August 31, 1997 (the "Statement Date"), and the related unaudited income statement of profit and loss of the Company for the eleven months then ended.

          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which, to the best of the knowledge of the Company, will not, individually or in the aggregate, be material in magnitude).

     2.5  ABSENCE OF CHANGES.  Since the Statement Date:

          (a) there has not been any material adverse change in the Company's business, condition (financial or otherwise), assets, liabilities or operations;

          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company's material assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options or the conversion of Series A Preferred Stock), (ii) except for new Company Options to purchase 20,000 shares of Company Common Stock as approved by Parent, any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1996 Stock Option Plan, or (ii) any provision of any agreement evidencing any outstanding Company Option;

          (f) there has been no amendment to the Company's Certificate of Incorporation or Bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Statement Date, exceeds $25,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

          (p) the Company has not made any Tax election;

          (q) the Company has not commenced or settled any Legal Proceeding; and

          (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

     2.6 TITLE TO ASSETS. The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

     2.7  BANK ACCOUNTS; RECEIVABLES.

          (a) Part 2.7(a) of the Disclosure Schedule provides all material information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Statement Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Statement Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

     2.8  EQUIPMENT; LEASEHOLD.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9 of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9 of the Disclosure Schedule identifies and provides a brief description of all other material unregistered copyrights, trademarks, service marks and other material intellectual property rights owned by the Company. Part 2.9 of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Part 2.9 of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9 of the Disclosure Schedule. The Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has used its best efforts to employ measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure). The Company has not (other than to employees of the Company, or consultants or independent contractors pursuant to confidentiality agreements, or pursuant to license agreements identified in Part
2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or
(ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets currently infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d) (i) Each Company Proprietary Asset conforms in all material respects with any specification or documentation with respect thereto; and (ii) the Company has not received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) of any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any customer or potential customer) does not conform in all material respects with any such specification or documentation, and, to the best of the knowledge of the Company, there is no basis for any such claim.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business is being conducted as of the date of this Agreement. (i) The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) (i) All current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously made available to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously made available to Parent.

     2.10 CONTRACTS.

          (a) Part 2.10 of the Disclosure Schedule identifies:

              (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor employed by, or performing services for, the Company as of the date of this Agreement;

              (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Company Proprietary Asset (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available at an annual cost to the Company of less than $10,000 and that is not incorporated into any other Company Proprietary Asset);

              (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

              (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

              (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

              (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

              (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

              (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

              (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

              (x) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

              (xi) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xi)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has made available to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. To the best of the knowledge of the Company, each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)

               (i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

               (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

               (iii) since inception, the Company has not received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding any actual or possible violation or breach of, or default under, any Material Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 1997.

     2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities reflected or adequately reserved for in the Unaudited Interim Balance Sheet or incurred since the Statement Date in the ordinary course of business consistent with the Company's past practice, and which, either individually or in the aggregate, do not exceed $10,000; (b) accounts payable or accrued salaries that have been incurred by the Company since the Statement Date in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and is not reasonably expected to have a Material Adverse Effect. Since inception, the Company has not received any notice or other communication (in writing) from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. To the best knowledge of the Company, the Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication (in writing) from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 TAX MATTERS.

          (a) All federal and Massachusetts income and all other material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All material amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has made available to Parent accurate and complete copies of all Company Returns filed since inception.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for material Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes in accordance with generally accepted accounting principles for the period from the Statement Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) To the best knowledge of the Company, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (in writing) (by the Company or any other Person), and no such extension or waiver has been requested (in writing) from the Company.

          (d) No claim or Proceeding is pending or has been asserted in writing against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves in accordance with generally accepted accounting principles for payment have been established). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.15 of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

          (b) The Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part
2.15 of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, the Company has made available to
Parent:

              (i) an accurate and complete copy of such Plan (including all amendments thereto);

              (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

              (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

              (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; and

              (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements.

          (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code, except where the failure to so operate and administer such Plans would not have a Material Adverse Effect.

          (j) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (k) Part 2.15 of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

          (l) Part 2.15 of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (m) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (n) The Company has good labor relations, and none of the Stockholders has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies owned or maintained by the Company and identifies any material claims made thereunder, and the Company has made available to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. To the best knowledge of the Company, each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since inception, the Company has not received any notice or other communication (in writing) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. (a) No Related Party (as defined below) has, and no Related Party has at any time since inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since inception been, indebted to the Company; (c) since inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company (other than Contracts relating to, or entered into in connection with, the purchase of shares of capital stock of the Company resulting in such Person becoming a Related Party); (d) no Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Stockholders; (ii) each individual who is, or who has at any time since inception been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19 LEGAL PROCEEDINGS; ORDERS.

          (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any Person whose liability the Company has knowingly retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned by the Company, is subject. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, its board of directors and its stockholders. This Agreement constitutes the legal, valid and binding obligation of the Company and the Stockholders, enforceable against the Company and the Stockholders in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     2.21 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

          (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Company's 1996 Stock Option Plan or the option agreements outstanding thereunder; or

          (f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned by the Company (except for minor liens that will not materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:


     3.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, form or document filed by Parent with the SEC between July 1, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and the Registration Rights Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) and Parent of the Registration Rights Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 VALID ISSUANCE. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4  DUE ORGANIZATION.

          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under any contract filed as an exhibit to any Parent SEC Documents.

          (b) Parent is qualified, authorized, registered or licensed to do business as a foreign corporation in each jurisdiction in which the nature of its business and of its properties makes such qualification, authorization, registration or license necessary, except where the failure to be so qualified, authorized, registered or licensed would not have a material adverse effect on Parent's business, condition (financial or otherwise), assets, liabilities or operations.

     3.5 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub, or (iii) any provision of any contract filed as an exhibit to any of the Parent SEC Documents. Neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of one or more registration statements on Form S-3 with the SEC and the declaration of effectiveness of such registration statements by the SEC, and (iii) the filing of a Notification of Listing of Additional Shares with the Nasdaq National Market.

     3.6 LEGAL PROCEEDINGS; ORDERS. There is no pending Legal Proceeding and to the best knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding: (i) against Parent that could reasonably be expected to have a material adverse effect on Parent's business, condition (financial or otherwise), assets, liabilities or operations (other that any actual or threatened Legal Proceeding that has been previously disclosed in any of the Parent SEC Documents); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Parent and Merger Sub, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     3.7 ABSENCE OF CHANGES. Since June 30, 1997, there has not been any material adverse change in Parent's business, condition (financial or otherwise), assets, liabilities or operations.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. During the Pre-Closing Period, Parent and its Representatives will hold any such information which is confidential to the Company in accordance with the terms of the Mutual Non-Disclosure Agreement, dated August 13, 1997, between the Company and Parent. The Company shall not be required to furnish any information to Parent and its Representatives pursuant to this Section 4.1 if such information is subject to the attorney-client privilege. In addition, the Company shall not be required to furnish any work papers of its accountants to Parent or its Representatives unless, if requested by the Company's accountants, Parent and its Representatives enters into an indemnity agreement with such accountants acceptable to such accountants.

     4.2 OPERATION OF THE COMPANY'S BUSINESS. Unless the Company obtains the prior written consent of Parent (which consent shall not be unreasonably withheld), during the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

          (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

          (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

          (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 1996 Stock Option Plan, or (ii) any provision of any agreement evidencing any outstanding Company Option;

          (h) neither the Company nor any of the Stockholders shall amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or Bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 per month;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

          (l) other than within the ordinary course of business and consistent with past practices, the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $50,000;

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p) the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Stockholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company or any of the Stockholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) except as provided in Section 9.2, determining the accuracy of any of the representations and warranties made by the Company or any of the Stockholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Stockholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Stockholders during the Pre-Closing Period.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

     5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall (upon request) promptly deliver to each requesting party a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

     5.2 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither the Company nor any of the Stockholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

     5.3 REASONABLE BEST EFFORTS. During the Pre-Closing Period, (a) the Company and the Stockholders shall use their reasonable best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.4 PROPRIETARY INFORMATION AGREEMENTS. At or prior to the Closing, each of Kenneth Jeffers and Michael Howard shall execute and deliver to the Company and Parent an Executive Proprietary Information Agreement in the form of Exhibit E and the Company shall use its reasonable best efforts to cause each of the employees of the Company listed on Part 5.4 of the Disclosure Schedule to execute and deliver to the Company and Parent a Proprietary Information Agreement in the form of Exhibit F.

     5.5 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to Parent for filing with the Internal Revenue Service the notification required under
Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.6 STOCKHOLDER REPRESENTATION LETTER. At the Closing, each of the stockholders of the Company shall execute and deliver to Parent a Stockholder Representation Letter in the form of Exhibit G (excluding the general release attached as Exhibit B thereto (the "Release")). The Company shall use reasonable best efforts to obtain from each of the stockholders of the Company (other than the Stockholders) the Release executed and delivered by each such stockholder and, in the event any such stockholder does not execute and deliver such Release, the Stockholders shall indemnify Parent for any Damages suffered or incurred by Parent as a result of any claims brought against Parent or the Surviving Corporation by such stockholder which claim would have been released had such stockholder signed such Release.

     5.7 REGISTRATION RIGHTS AGREEMENT. At the Closing, Parent and each of the Stockholders shall execute and deliver the Registration Rights Agreement in the form of Exhibit H.

     5.8 STOCK VESTING AGREEMENTS. At the Closing, each of Kenneth Jeffers and Michael Howard shall execute and deliver to the Company and Parent a Stock Vesting Agreement in the form of Exhibit I.

     5.9  NOTIFICATION.

          (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

               (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of Parent or Merger Sub; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

     5.10 REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Parent shall file with the SEC a Registration Statement on Form S-3 (the "Registration Statement") registering the shares of Parent Common Stock issued at the Closing in accordance with the provisions of the Registration Rights Agreement. Parent shall use its best efforts to cause such Registration Statement to become effective as soon as practicable after the release of Parent's financial results for the quarter ending September 30, 1997 and, in any event, not later than November 15, 1997.

     5.11 EMPLOYEE MATTERS. Parent shall offer to all employees of the Company as of the date of this Agreement who are also employees of the Company immediately prior to the Effective Time employment by the Parent after the Effective Time, such offer to each employee to (i) include a compensation package in accordance with Parent's compensation policy, (ii) to the extent permitted by Parent's employee benefit programs, enable such employee to participate in Parent's employee benefit programs (including without limitation life insurance and Parent's Employee Stock Purchase Plan) ("Parent Plans") on terms no less favorable than those provided to similarly situated employees of Parent and (iii) be in the form of an individual offer letter perpared in accordance with Parent's customary form (such letter to confirm such employee's initial position, compensation, location and reporting relationship), provided, however, that medical and dental benefits will be provided under the Company's Plans until January 1, 1998. Parent agrees that for purposes of all Parent Plans (including all policies and employee fringe benefit programs) under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to such employee for service previously credited with the Company prior to the Effective Time; provided, that such crediting of service does not result in duplication of benefits. Such persons, if they accept such employment, shall be "at will" employees and may be terminated by Parent for any reason or for no reason.

     5.12 INDEMNIFICATION. For six years from and after the Closing Date, Parent agrees to indemnify and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Certificate of Incorporation and Bylaws for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim by an Indemnitee.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Stockholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date provided that Section 2.3 shall be deemed accurate notwithstanding exercises of Company Options outstanding as of the date of this Agreement.

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 CONSENTS. The Consents identified in Part 6.3 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

     6.4 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Executive Proprietary Information Agreements in the form of Exhibit E, executed by each of Kenneth Jeffers and Michael Howard;

          (b) Proprietary Information Agreements in the form of Exhibit F, executed by the employees of the Company listed on Part 5.4 of the Disclosure Schedule who have accepted employment with Parent;

          (c) Stockholder Representation Letter in the form of Exhibit G, executed by each of the Stockholders;

          (d) the Registration Rights Agreement in the form of Exhibit H, executed by the Stockholders;

          (e) the Stock Vesting Agreements in the form of Exhibit I, executed by each of Kenneth Jeffers and Michael Howard;

          (f) a legal opinion of Skadden, Arps, Slate, Meagher, & Flom LLP, dated as of the Closing Date, in substantially the form of Exhibit J;

          (g) a certificate executed by the Stockholders certifying that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2 and 6.3 have been duly satisfied (the "Stockholders' Closing Certificate"); and

          (h) written resignations of all directors of the Company, effective as of the Effective Time.

     6.5 FIRPTA COMPLIANCE. The Company shall have delivered to Parent for filing with the Internal Revenue Service the notification referred to in Section 5.5.

     6.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.7 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.8 CERTAIN EMPLOYEES. Each of Kenneth Jeffers and Michael Howard shall have agreed to become employees of Parent on terms set forth in the offer letters delivered to them by Parent prior to the date of this Agreement.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 AGREEMENTS AND DOCUMENTS. The Company shall have received the following documents:

          (a) the Registration Rights Agreement in the form of Exhibit H, executed by Parent; and

          (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in substantially the form of Exhibit K; and

          (c) a certificate executed by Parent certifying that each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 7.1 and 7.2 have been duly satisfied.

     7.4 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.6 REGISTRATION STATEMENT. The Registration Statement shall have been filed by Parent with the SEC.

     7.7 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

SECTION 8.  TERMINATION

     8.1  TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if the Closing has not taken place on or before October 31, 1997 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (b) by the Company if the Closing has not taken place on or before October 6, 1997 (other than as a result of the failure on the part of the Company or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement), provided that if, on or before October 6, 1997, Parent enters into an agreement with the Company in form and substance satisfactory to the Company, to fully fund the Company's operations (in an amount not to exceed $200,000) through October 31, 1997, the Company may terminate this Agreement prior to Closing only if the Closing has not taken place on or before October 31, 1997 (other than as a result of the failure on the part of the Company or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement); or

          (c) by the mutual consent of Parent and the Company.

     8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10.


SECTION 9.  INDEMNIFICATION, ETC.

     9.1  SURVIVAL OF REPRESENTATIONS, ETC.

          (a) The representations and warranties made by the Stockholders in
Section 2 (other than in Section 2.9) shall survive the Closing and shall expire on the first anniversary of the Closing Date and the representations and warranties made by the Stockholders in Section 2.9 shall survive the Closing and shall expire on the third anniversary of the Closing Date; provided, however, that if, at any time prior to the first or third anniversary of the Closing Date, as the case may be, any Indemnitee (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Stockholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section
9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first or third anniversary of the Closing, as the case may be, until such time as such claim is fully and finally resolved. Except as set forth below, all representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease. The representations and warranties made by Parent and Merger Sub in Sections 3.2 and 3.3 of this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing date. The covenants and agreements of the parties in this Agreement shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated (as of the end of which period they shall terminate and cease to be of further force or effect) or, where not indicated, without limitation as to time.

          (b) The representations, warranties, covenants and obligations of Parent, the Company and the Stockholders, and the rights and remedies that may be exercised by the Indemnitees or the Stockholders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or Stockholders or any of their Representatives.

     9.2  INDEMNIFICATION BY STOCKHOLDERS.

          (a) From and after the Effective Time (but subject to Section 9.1(a)), the Stockholders, severally and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 of this Agreement; (ii) any breach of any covenant or obligation of the Company or any of the Stockholders set forth in this Agreement (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (b) The Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          (c) In the event any Stockholder shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 9, such Stockholder shall satisfy such liability by delivering to such Indemnitee the aggregate dollar amount of such liability in cash or Parent Common Stock valued at the Parent Stock Price.

          (d) Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

          (e) The several and not joint obligations of the Stockholders under this Section 9.2 shall be borne by Stockholders in proportion to the consideration actually received by them pursuant to this Merger Agreement.

     9.3 INTEREST. Any Stockholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Stockholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Stockholder to such Indemnitee is fully satisfied by such Stockholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     9.4 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Stockholders;

          (b) each Stockholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Agent shall not limit any of the obligations of the Stockholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     9.5 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.6  LIMITATIONS.  Notwithstanding anything herein to the contrary:

          (a) the Stockholders shall not be required to make any indemnification payments pursuant to this Section 9 until such time as the aggregate amount of Damages directly or indirectly incurred or suffered by any of the Indemnitees exceeds $100,000. At such time as the total amount of such damages exceeds $100,000 in the aggregate, the Indemnitees shall be entitled to be indemnified only against the amount of Damages exceeding $100,000.

          (b) the aggregate amount of all indemnification payments made pursuant to this Section 9 by any Stockholder shall not exceed twenty-five percent (25%) of the total consideration actually received by such Stockholder pursuant to this Agreement (valued at the time of receipt thereof).

The limitations contained in Section 9.8(a) shall not apply to (i) any breach of the representations and warranties contained in Sections 2.3, or (ii) intentional misrepresentation or fraud.

SECTION 10.  MISCELLANEOUS PROVISIONS

     10.1 AGENT. The Stockholders hereby irrevocably appoint Kenneth Jeffers as their agent for purposes of Section 9 (the "Agent"), and Kenneth Jeffers hereby accepts his appointment as the Agent. Parent shall be entitled to deal exclusively with the Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Agent, as fully binding upon such Stockholder. The Agent shall not be liable to the Stockholders for the performance of any act or the failure to act under or in connection with this Agreement and the Stockholders shall indemnify and hold harmless the Agent from any liability in connection with his acting as such, so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Stockholders. If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Stockholders.

     10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) exceeds $75,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Stockholders and not by the Company.

     10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:       Siebel Systems, Inc.

                              1855 South Grant Street
                              San Mateo, CA 94402
                              Attention:  Howard Graham
                              Facsimile: (650) 295-5116

          with a copy to:     Eric C. Jensen, Esq.
                              Cooley Godward llp
                              3000 Sand Hill Road
                              Building 3, Suite 230
                              Menlo Park, CA 94025

          if to the Company:  InterActive WorkPlace, Inc.
                              131 Middlesex Turnpike
                              Burlington, MA 01803
                              Attention:  Kenneth Jeffers
                              Facsimile: (617) 238-1502
           with a copy to:    David T. Brewster, Esq.
                              Skadden, Arps, Slate, Meagher & Flom llp
                              One Beacon Street
                              Boston, MA 02108-3194
                              Facsimile: (617) 573-4862

          if to any of the Stockholders:  at the address set forth below such
Stockholder's             name on the signature page

          with a copy to:     David T. Brewster, Esq.
                              Skadden, Arps, Slate, Meagher & Flom llp
                              One Beacon Street
                              Boston, MA 02108-3194
                              Facsimile: (617) 573-4862

     10.6 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, each Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Stockholder's possession that relates to the business of the Company or Parent.

     10.7 TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     10.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     10.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders; the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person in connection with any merger, consolidation or sale of all or substantially all of the assets of Parent.

     10.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    10.13  WAIVER.

           (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

           (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.16 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6, 5.11, 5.12 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement effective as of August 13, 1997 between the Company and Parent shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     10.18  CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of September 13, 1997.

SIEBEL SYSTEMS, INC.,                   INTERACTIVE WORKPLACE, INC.
a Delaware corporation                  a Delaware corporation


By: /s/ Howard Graham                   By: /s/ Kenneth Jeffers
   -------------------------               -------------------------

Title: Senior Vice President, Finance    Title: President
      -------------------------------          ---------------------
       and Administration and
      -------------------------------
       and Chief Financial Officer
      -------------------------------


INTW ACQUISITION CORP.,                 STOCKHOLDERS:
a Delaware corporation

By: /s/ Howard Graham                   /s/ Kenneth Jeffers
   --------------------------           -----------------------------
                                        KENNETH JEFFERS

Title: CEO, President, CFO              Address: 26 Oak Knoll Road
       -----------------------                  ---------------------
       and Secretary                             Carlisle, MA 01741
       -----------------------                  ---------------------


                                        Facsimile: (617)238-1502


                                        /s/ Michael Howard
                                        ------------------------------
                                        MICHAEL HOWARD

                                        Address: 23 Algonquin Ave.
                                                ----------------------
                                                 Andover, MA 01810
                                                ----------------------


                                        Facsimile:
                                                  --------------------

                                        TELLURIDE VENTURE PARTNERS, L.P.

                                        By:   Charters West, Inc.,
                                              Its General Partner

                                        By: /s/ Gregory Craig
                                           ----------------------------
                                        Title: President
                                              -------------------------
                                        Address: 7 Wyniqua Court
                                                -----------------------
                                                 Winchester, MA 01890
                                                -----------------------

                                        Facsimile: (617)238-1505
                                                  ---------------------

                                SALEM PARTNERS, L.P.

                                By: /s/ Richard M. Salem
                                   --------------------------
                                Title: General Partner
                                      -----------------------
                                Address: 2405 Ivy Road
                                        ---------------------
                                Charlottsville, VA 22903
                                -----------------------------

                                -----------------------------
                                Facsimile:
                                          -------------------

                                WINDHORSE CORPORATION

                                By: /s/ Richard M. Salem
                                   --------------------------
                                Title: President
                                      -----------------------
                                Address: P.O. Box 1957
                                -----------------------------
                                Telluride, CO 81435
                                -----------------------------

                                -----------------------------
                                Facsimile:
                                          -------------------

                                   EXHIBIT B


                              CERTAIN DEFINITIONS



     For purposes of the Agreement (including this Exhibit B):


     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

           (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

           (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices and except that the Company may continue financing discussions with its current investors), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

           (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Stockholders.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GOVERNMENT CONTRACT.     "Government Contract" shall mean any prime
contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     INDEMNITEES.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) the Surviving Corporation; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Stockholders shall not be deemed to be "Indemnitees."

     KNOWLEDGE OF THE COMPANY. "Knowledge of the Company" shall mean to the knowledge the Company, Kenneth Jeffers, Michael Howard or Greg Craig.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement) would have a material adverse effect on the Company's business, condition (financial or otherwise), assets, liabilities or operations.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.